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                                                                      EXHIBIT 12

                              M.D.C. HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                      YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------------------------------
(dollars in 000's)                                           2005           2004           2003           2002           2001
                                                          ---------      ---------      ---------      ---------      ---------
Earnings                                                  $ 858,443      $ 675,748      $ 389,940      $ 301,072      $ 286,228
                                                          ---------      ---------      ---------      ---------      ---------
Fixed Charges                                             $  67,459      $  43,011      $  43,977      $  27,453      $  28,782

Earnings to Fixed Charges                                     12.73          15.71           8.87          10.97           9.94
                                                          =========      =========      =========      =========      =========

EARNINGS:

Pretax Earnings from Continuing Operations                  808,763        636,914        348,223        274,044        255,387
Add:
Fixed Charges                                                67,459         43,011         43,977         27,453         28,782
  Less capitalized interest                                 (51,872)       (32,879)       (26,779)       (21,116)       (22,498)
  Add amortization of previously capitalized interest        34,093         28,702         24,519         20,691         24,557
                                                          ---------      ---------      ---------      ---------      ---------

Total Earnings                                              858,443        675,748        389,940        301,072        286,228
                                                          =========      =========      =========      =========      =========

FIXED CHARGES:

Homebuilding and corporate interest expense                       0              0              0              0              0
Mortgage lending interest expense                             3,850          1,946          1,967          1,822          2,666
Interest component of rent expense                            7,369          5,462          3,897          2,812          2,253
Amortization and expensing of debt expenses (1)               4,368          2,724         11,334          1,703          1,365
Capitalized interest                                         51,872         32,879         26,779         21,116         22,498
                                                          ---------      ---------      ---------      ---------      ---------

Total Fixed Charges                                          67,459         43,011         43,977         27,453         28,782
                                                          =========      =========      =========      =========      =========

(1)  2003 includes $9,315 of expenses related to debt redemption.